EXHIBIT 10.1

KEMET CORPORATION

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”) is made as of March 28, 2012, between KEMET Corporation, a Delaware corporation (the “Company”), and Per-Olof Loof (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated January 27, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and Executive now wish to modify certain terms and conditions of the Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Compensation and Benefits.

(a)                                 The first sentence of Section 2(a) of the Employment Agreement is deleted and replaced in its entirety with the following:

“During the Employment Period, Executive’s base salary shall be $770,000 per annum or such higher or lower rate as the Board may determine from time to time in accordance with the terms of this Agreement (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  In addition, the Board will consider a base salary increase consistent with a revised peer group analysis, in the event that a substantial change in Company revenues (such as through an acquisition or investment which results in an increase in reported revenue of the Company, either directly or through financial reporting consolidation) causes a reconfiguration of KEMET’s peer group by any shareholder advisory service.”

(b)                                 Section 2(e) of the Employment Agreement is deleted and replaced in its entirety with the following”

“In addition to the Base Salary, Executive shall be entitled to participate in the Company’s existing short-term incentive compensation program (KAIP), long-term incentive compensation program (LTIP) and deferred compensation plan, in each case as such plans as are generally available to other executive officers of the Company, and in each case in accordance with the respective terms of such plans as such plans and terms may be established from time to time by the Board As long as Executive is employed as Chief Executive Officer on April 1, 2016, and has been continuously so employed by the Company between the date hereof and April 1, 2016, Executive shall be entitled to participate in a special 15-month long-term incentive compensation program covering the period April 1, 2016 through June 30, 2017 (“Special

LTIP”) that would be based upon the same plan being provided to the other top executive officers for the two-year period that would otherwise end on March 31, 2018, but adjusted to take into account that June 30, 2017 will be end of Executive’s employment.  Any amounts to be paid under the Special LTIP will only be determined at the end of the entire period (after March 31, 2018), and shall be a pro-rated amount (62.5%) of the amount that would have been payable as a two-year payment. No separate targets shall be established. This Special LTIP shall replace any other long-term incentive compensation opportunity during such covered period. ”

(c)                                  On the date hereof, the Company shall grant to Executive 50,000 shares of Restricted Common Stock pursuant to the terms and conditions of the KEMET Corporation 2011 Omnibus Equity Incentive Plan, with vesting to occur on June 30, 2017, and with such other terms and conditions, including accelerated vesting in certain circumstances, as may be contained in the grant agreement.

2.                                      Term.

(a)                                 Section 4(a) of the Employment Agreement is deleted and replaced in its entirety with the following:

“This Agreement shall become effective on April 1, 2010, unless terminated by either party prior to such date. Unless renewed by the mutual agreement of the Company and Executive, the Employment Period shall end on June 30, 2017; provided that with respect to any termination on or prior to December 31, 2014, (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability (as defined below) and (ii) the Employment Period may be terminated immediately by the Company at any time prior to such date for Cause (as defined below) or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by the Company on or after January 1, 2015, and prior to January 1, 2017, shall be effective at such time as specified in a written notice upon the shorter of (a) 90 days prior notice to Executive and (b) the number of days remaining until March 31, 2017; provided, that any such termination on or after March 31, 2017, shall not require any such prior notice from the Company to Executive; provided further that no such notice period shall be required with respect to any termination by the Company for Cause.  At the end of the Employment Period, at the request of the Board, Executive agrees to offer to resign from the Board, which offer may be accepted by the then-current Board.”

(b)                                 The first sentence of Section 4(b) of the Employment Agreement is deleted and replaced in its entirety with the following:

“If the Employment Period is terminated by the Company or its successors in interest without Cause or by Executive for Good Reason (A) prior to December 31, 2014, Executive shall be entitled to continue to receive his Base Salary payable in regular installments as special severance payments (any amounts so payable under this clause A or any of the following clauses B through D are referred to herein as the “Severance Payments”) from the date of termination through the earlier to occur of (i) June 30, 2015, or (ii) two years from the date of termination, (B) on or after January 1, 2015, but prior to December 31, 2016, Executive shall be entitled to continue to receive full salary and benefits during the 90 day notice period required under Section 4(a), and continued base salary for a period of 90 days after the end of such notice period, (C) on or after January 1, 2017 but prior to March 31, 2017, Executive shall be entitled to continue to receive full salary and benefits until March 31, 2017 and continued base salary until June 30, 2017 and (D) on or after April 1, 2017 until the end of the Term, Executive shall be entitled to continue to receive base salary until June 30, 2017; provided, that if Executive resigns for Good Reason on or before June 30, 2015, such Severance Payments shall be increased to also include Executive’s Target Bonus under the KAIP during the Severance Period set forth in clause (A) above; provided further, that to the extent that the payment of any amount of Severance Payments constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined below), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. “

3.                                      Effectiveness.                    This Agreement shall become effective at such time as executed by the parties hereto. Except as expressly amended by this Agreement, the other terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEMET Corporation

By:	/s/ FRANK G. BRANDENBERG

Its:	Chairman, Board of Directors

/s/ PER-OLOF LOOF
Per-Olof Loof